EXHIBIT 23

                              ACCOUNTANTS' CONSENT





         The Board of Directors and Stockholders
         The Netplex Group, Inc.:


         We consent to incorporation by reference in the registration statement of The Netplex Group, Inc. on Form S-8 (No. ) of our report dated April 19, 1999, with respect to the consolidated balance sheets of The Netplex Group, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, Annual Report on Form 10-K of The Netplex Group, Inc.


                                                                        KPMG LLP

         McLean, VA
         April 19, 1999